Exhibit 5.1
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036-6522
Tel. (212) 735-3000
Fax (212) 735-2000
www.Skadden.com
June 30, 2008
CPEX Pharmaceuticals, Inc.
2 Holland Way
Exeter, NH 03833
Re:     CPEX Pharmaceuticals, Inc. Registration Statement on Form S-8
     Ladies and Gentlemen:
     We have acted as special counsel to CPEX Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and are delivering this opinion in connection with the preparation of a registration statement on Form S-8 of the Company (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”), on June 30, 2008, relating to the registration by the Company of 754,601 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), authorized for issuance pursuant to the CPEX Pharmaceuticals, Inc. 2008 Equity and Incentive Plan (the “Plan”).
     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).
     In rendering the opinion set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction of the following: (i) the Plan; (ii) the Registration Statement in the form to be filed with the Commission on the date hereof; (iii) the prospectus dated as of the date hereof, relating to the offering of the Shares; (iv) the Amended and Restated Certificate of Incorporation of the Company, dated as of May 13, 2008 and currently in effect, certified by the Secretary of State of the State of Delaware; (v) the Amended and Restated By-Laws of the Company, dated as of May 14, 2008 and currently in effect, certified by the Secretary of the Company (the “By-Laws”); (vi) a certificate, dated as of June 26, 2008, from the Secretary of State of the State of Delaware, and a facsimile bring down thereof, dated as of June 30, 2008, as to the existence and good standing in the State of Delaware of the Company; (vii) resolutions of the Board of Directors of the Company, adopted May 13, 2008, relating to the Plan and filing of the Registration Statement and (viii) the certificate of Robert Hebert, the Secretary of the Company dated as of the date hereof. We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.
     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

CPEX Pharmaceuticals, Inc.
June 30, 2008

     In rendering the opinion set forth below, we have assumed that the issuance of the Shares (which Shares are uncertificated) has been properly recorded in the books and records of the Company pursuant to the terms of the By-Laws and that the Company has complied with all applicable requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware. In rendering the opinion set forth below, we have also assumed that each agreement setting forth the terms of each grant of options or other awards under the Plan is or will be consistent with the Plan and has been or will be duly authorized and validly executed and delivered by the parties thereto and such parties’ obligations set forth therein are legal, valid and binding.
     We do not express any opinion as to the laws of any jurisdiction other than the laws of the State of Delaware.
     Based on and subject to the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when the Shares are issued and paid for by the Plan participants as contemplated by the Plan and in accordance with the terms and conditions of the Plan and the applicable award agreements, the Shares will be validly issued, fully paid and non-assessable.
     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP